Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 28, 2020 in the Registration Statement on Form S-1 and related Prospectus of Datasea Inc. and Subsidiaries (the “Company”) dated August 30, 2021 with respect to our audit of the consolidated financial statements of the Company as of and for the year ended June 30, 2020.

/s/ Morison Cogen LLP

August 30, 2021